Exhibit 10.2

ABC AFFILIATION AGREEMENT

ABC Television Network

John L. Rouse

Senior Vice President

Affiliate Relations

July 21, 2005

Mr. David J. Barrett

President & CEO

Hearst-Argyle Television, Inc.

888 Seventh Avenue

New York, NY 10106

Dear David,

Below are terms of an offer for a renewal of the ABC Affiliation Agreement with Hearst-Argyle Television, Inc. All terms are subject to and conditioned on the execution of a long form affiliation agreement incorporating these terms. The parties agree to negotiate in good faith on the finalization and execution of such an agreement

Stations

WCVB	Boston
WMUR	Boston / Manchester
WTAE	Pittsburgh
KMBC	Kansas City
WISN	Milwaukee
WPBF	W. Palm Beach
KOCO	Oklahoma City
KOAT	Albuquerque
KITV	Honolulu
WMTW	Portland, ME
KETV	Omaha
WAPT	Jackson
KHBS	Ft. Smith

Term

Except for any clearance changes that require an earlier implementation date, the term will be from 1/1/05 through 12/31/09, with ABC having a 90 day exclusive right of first negotiation commencing on 10/1/08 for renewal of the affiliation agreements with Stations.

500 South Buena Vista Street, Burbank, CA 91521-4408 (818) 460-7550 Fax (818) 460-5234

E-mail: john.l.rouse@abc.com

Compensation/Co-op Advertising/ESPN-NFL

In accordance with the clearance obligations outlined below, Stations will receive the following compensation on an annual basis. Allocation of compensation will be discussed and agreed to by both parties.

Year	Compensation (1)
*	*

(1) Estimated earned compensation based upon clearance obligations and station rate multiplied by compensation matrix in Schedule A. Includes additional compensation through current affiliation agreement dates for clearances above current obligations. In the event that ABC withdraws programming, earned compensation will be adjusted accordingly (and except as may be required by Sections V.A&B below. Stations will have no further obligation to clear the withdrawn time period(s).)

ABC will offer up to * in annual co-op advertising funds to the station group as a whole, with the amounts to be allocated to individual Stations as determined by Hearst-Argyle with ABC’s consent, said consent not to be unreasonably withheld. Expenditures of these funds will comply with ABC’s co-op advertising guidelines.

ABC agrees with your request for your ABC stations regarding ESPN Sunday Night football games and other sports packages, pending a discussion of rates (to be included as Schedule B). ABC, at its option, may waive all fees in the amount noted in Schedule B for the ESPN games and reduce compensation in Section III.A. above by the same amount or elect to have Stations pay the ESPN game fees in which case ABC will continue to pay the compensation in Section A.

N/AP/Exclusivity

Stations will continue to receive existing first call rights for the analog and digital Network program service against all television broadcast stations in each Station’s city of license. The exclusivity provisions of NAP III will be in effect for analog and digital programming throughout the term of the new agreements. Furthermore, a substantial majority of the analog and digital programming that Network offers to Stations in each daypart in each television season (September-September) will be “first run,” i.e. not previously offered for broadcast on the ABC or another domestic broadcast television network, televised on any domestic cable or satellite channel or any other video delivery system within Stations’ DMA’s; however, this provision does not apply to re-runs of ABC network programs, theatrical movies or Kids programming.

Clearance

Subject only to the exceptions and limitations outlined below and set forth in the FCC Rules (“right to reject”), full clearance of all ABC time periods currently cleared in pattern by each Station as of December 31, 2004, and delayed clearance of Network programs currently delayed by each Station as of December 31, 2004. Stations will not be committed to in-pattern clearance of any program that is not regularly cleared in-pattern by ABC-owned stations; however, this exception does not apply to any existing deviations from in-pattern clearance by the owned stations and does not apply to after-acquired ABC stations where existing programming commitments preclude  in-pattern clearance of certain network programs. Among other remedies, Stations will not be required to clear a program in-pattern if, after notice from Station and a reasonable opportunity to cure, ABC fails to deliver contractually mandated first call, first run, and exclusivity rights for it.

Stations will clear Jimmy Kimmel Live in-pattern for the term of this agreement, except for KMBC and WISN. KMBC may delay the program by up to 90 minutes. WISN may delay it by up to 60 minutes through 8/31/05, and will then broadcast it on a 30 minute delay. If Jimmy Kimmel is replaced as host of the program, Stations agree to clear on a one time - 13 week test basis any replacement program in the same time period so long as the creative format is similar to other late night entertainment programming. The replacement program may then be cancelled by Stations and the time period recaptured upon 30 days notice from the Station.

*                 PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

KMBC may continue its current 90 minute delay of Nightline. WISN may continue to delay Nightline by one hour through 8/31/05, but will then broadcast it on a 30 minute delay. However, these stations will not receive incentive inventory for Nightline unless in-pattern clearance is adopted by them.

Except as noted above, Stations will continue to clear Nightline in-pattern for so long as Ted Koppel remains the primary host and the program continues to be titled “Nightline.”  In the event that Ted Koppel is no longer the primary host, then Stations will continue to clear the program (a news program entitled “Nightline”) on a 26 week test basis. Stations may then choose to cancel the program if, at the end of the test period, the program fails to deliver at least 85% of its adult 25-54 audience share among ABC, NBC and CBS stations in the time period (“3 network share”) in each Station’s market as Nightline achieved during the prior year. This calculation will be determined by comparing an average 3 network share from major rating periods during the 26 week test period (i.e. as applicable, November, February, July and/or May) versus the same ratings periods the prior year. Any incentive spots will be withdrawn and no compensation will be paid as a result of a Station’s election to delay or cancel the program.

Stations will clear “The View” live, in-pattern so long as the program is called “The View” and remains similar to the current show airing in the 2003/2004 season. It is understood that a change in talent/hosts does not constitute a change in program format.

Stations agree to clear GMA on Saturday and Sunday beginning on December 18, 2004 in mutually acceptable time periods, WCVB will continue to clear NBA Inside Stuff as presently cleared, and other Stations agree to clear NBA Inside Stuff in mutually acceptable time periods.

Stations will clear 3 hours of FCC-qualifying children’s educational programming Sa / Su 7am-12n and during the ‘04-’05 and ‘05-’06 seasons will  schedule a 4th hour of kids programming in a time period to be determined by Hearst-Argyle.

With respect to the Network program schedule during the term of this Agreement, although the Network is not willing to predict in a single-market contract what specific programs or even types of programs will appear on future Network schedules, the ABC Television Network is committed to and will continue to offer programming to its affiliates of various types that is intended to appeal to broad, mass-market audiences and deliver ratings (in terms of households and /or demographics) that are attractive to national advertisers. The Network’s advertising sales effort currently relies on such a policy, and we have no reason to think that the policy will change during the term of this Agreement.

Subject to the mbps restrictions in the digital provisions of Section XIV below, clearance includes unaltered carriage and pass through of all content contained in the Network feed that is directly and reasonably associated with a Network program or advertisement, is intended to be viewed in conjunction with that program or advertisement, and is designed to attract or maintain television viewership. This includes: (i) all enhanced or interactive program and advertising content (including associated URLs and triggering devices) as well as (ii) closed captioning information, (iii) program id codes, (iv) rating information and data, (v) broadcast flags and watermarks; and (vi) SAP feeds (“Program Related Material”).

Each Station will have a fixed annual number of one time only (OTO) preemptions for use in all dayparts (the “preemption basket”). Subject to adjustment for mutually acceptable makegood arrangement, and subject to the last sentence in this Sec. V(H), Stations will reimburse ABC (via payments or a credit against compensation) for program(s) pre-empted at levels above the contractual preemption basket, contained in Schedule C. The reimbursement shall be an amount equal to twice the compensation that would otherwise be paid for clearance of the preempted program. For any programs that may have booked without compensation, the reimbursement amount shall be twice the amount calculated by applying the Station rate to the applicable time period in the compensation matrix. Preemptions pursuant to the right to reject rule will not be counted against the baskets and will not be subject to the reimbursement, although compensation will not be earned for such preemptions.

Payment of the reimbursement amount will be the Network’s exclusive remedy for exceeding the preemption basket; however, multiple preemptions of a particular program that constitute a failure to clear that program will still be subject to the program and program series termination remedies as outlined in Section VI.(D) of the current affiliation agreement for WCVB. Moreover, exceeding the basket by more than 20% with non-right to reject preemptions in any one calendar year will be a material breach of the affiliation agreement for which other remedies in the agreement will be available to the Network.

The number of half-hour OTO preemptions in the basket for each Station will be adjusted as follows: 1) the basket for each Station will be reduced in proportion to any reduction in the Station’s existing local or regional sports programming; subject, however, to reinstatement of the preemptions within the basket if the sports programming is restored, and 2) the annual basket for each Station will be increased by one half-hour preemption for each time that there are more than 10 unscheduled Network over runs in sports programs which cause the Station’s weekend early evening news broadcast to be shortened by more than seven and one-half minutes or that cause the Station’s weekend late local news broadcast to be delayed by more than seven and one-half (7½) minutes in a calendar year (unless the over runs or delays were approved or requested by the Station).

Inventory

With respect to local commercial availabilities during Network analog and digital time periods within the existing analog and digital network programming service, the local inventory guarantees of NAP III (excluding the seven additional primetime spots and spots lost if Monday Night Football is not renewed) and all additional  local incentive inventory currently received by Stations by reason of continued in-pattern clearance of programs, including Nightline, The View  and Jimmy Kimmel Live will extend to the Stations’ for the term of the Agreement. The local inventory level shall be subject to adjustment for (a) the number of local units in Network programming that is not cleared by the Station; (b) the number of local units that are lost as a result of sustaining programming (although any reduction in local inventory must be in proportion to the reduction of Network inventory); (c) the number of local units that are lost as a result of special event programming run by the Network in lieu of Network programming that would otherwise bear a more traditional commercial load (although any reduction in local inventory must be in proportion to the reduction in Network inventory for any special event programs that exceed past practices or the number of such programs offered in prior years, unless Stations are otherwise made whole);(d) the number of local units lost as result of a reduction in the amount of Network programming offered; and (e) failure to clear in pattern or the cancellation of Nightline (decrease of four thirty-second units per week). In the event that ABC fails to offer Stations the minimum local inventory, then ABC may elect to make Stations whole for the lost economic value of the inventory (calculated at the date of the shortfall) by offering Stations additional compensation and/or providing other local commercials. This will be Stations’ exclusive remedy if they accept the offer; otherwise all of their remedies will be preserved.

Network commercial inventory load in programs offered to Stations will be no greater in terms of number, placement and duration than the Network commercial inventory load of any Network programs offered to the ABC owned stations.

Promotion

Stations will join the Baseline Promotion Plan (below). Stations will provide 11 spots per day (positions and lengths illustrated below) for promotion of ABC Network programming. ABC shall designate the use of such spots. An illustrative initial designation of Network week day priorities is included below:

ABC Baseline Promotion Weekly Schedule:

5-7am:	2x (:15) supporting GMA
1x (:15) supporting Prime/Local News

9am-4pm:	1x (:15) supporting The View/Local News
2x (:15) supporting Prime/Local News

4-7pm:	1x (:15) supporting WNT
2x (:15) supporting Prime/Local News

7-8pm:	1x (:30) supporting Prime/Local News

11pm:	1x (:15) supporting Latenight

Stations’ weekend promotional commitment will include four (4) :15’s each day for supporting Prime to air 7am – 7pm (at least one :30 promo to run in prime access) as well as one :15 each day supporting “World News Tonight” in the hour prior to the program.

In return, Stations will have access to 4 additional 30-second primetime spots/wk, as well as the Network’s authorization to convert 7 thirty-second local newsbrief opportunities in primetime to local sale. These spots are currently associated with a station’s commitment to the Affiliate Promotion Swap (APS) plan.

Branding

Stations agree to work in good faith to co-brand with ABC in order to closely link the stations with the Network’s identity. Co-branding encompasses, but is not limited to the inclusion of the ABC corporate logo in the stations’ local identification, and encompasses all on-air (graphics, voice over) and off-air (website, print, cable, radio, outdoor, etc.) promotion. Usage of the ABC corporate logo must be consistent with Network creative guidelines and specifications.

Local News

Stations agree to program Monday-Friday at least one half hour of locally produced news leading into ABC’s currently scheduled GMA morning and currently scheduled World News Tonight evening news programs as well as its late night consistent with the Stations’ current practices; subject however, to each Station’s responsibility under law to determine its programming and the scheduling of its programming. [A sideletter will provide that this next sentence is effective only upon assignment or transfer of the Stations.] However, any reduction in the current amount of local news lead-ins will result in a reduction of the applicable Station’s compensation and/or its preemption basket in an amount to be determined by good faith negotiations of the parties.

NewsOne

Each Station will participate (including making the associated payments at the rate in attached Schedule D) in ABC NewsOne, or any successor affiliate newsgathering service, for the term of its affiliation agreement. Any fee increases for the basic monthly service will be no greater than 3% annually, or the increase in the CPI for the applicable year, whichever is less. Fees for basic NewsOne service will be reduced as necessary to avoid negative Network compensation for any Station. Other provisions of the revised NewsOne agreement will be negotiated.

Assignment

The assignment provision incorporated into NAP II will be extended for the full term of the agreement or Stations may opt for the assignment language in the current WCVB affiliation agreement.

Retransmission

With respect to the existing ABC Network television analog service and its DTV equivalent, your Stations will be authorized to grant retransmission consent to cable systems (and other MVPD’s) located within the stations’ DMA and to systems located outside the stations’ DMA if the station is “significantly viewed” (as defined by FCC rules) in the cable community. In the event that Network and Stations agree to pool retransmission rights, then upon mutual agreement Stations shall pay to Network a reasonable share of any fees received directly from cable, satellite and other MPVD’s in exchange for grant of retransmission consent for broadcast affiliates.

Network Non-Duplication

ABC will provide Stations network non-duplication protection for both analog and digital signals 48 hours prior to the live time period designated by the Network for broadcast of that Network program by the Station, and shall end at 12:00 Midnight on the seventh day following that designated time period, consistent with FCC rules, against the importation by cable of a duplicating out-of-market ABC Network program from another ABC affiliated station that has been cleared in-pattern by the Station.

Digital Program Delivery

First Call & Program Clearance. During the term of the affiliation agreement and in exchange for the consideration and other benefits received under it, each Station agrees to become ABC’s primary affiliate in its community of license with respect to the network television programming that ABC distributes in a digital format on a national basis. Each Station agrees to clear, in accordance with the terms and conditions of the affiliation agreement and the first call offer, the simulcast digital feed of the analog programming the Station agrees to clear in Section V, or its equivalent in the event that the Station is required to relinquish its analog spectrum (the “Primary Digital Feed”). In addition, each Station will have the first call against other television stations in its community of license, and against all other video delivery systems within the Station’s DMA, to any additional channel(s) of  television programming contained in the Network’s DTV feed on the same terms and conditions as offered to non-owned or operated ABC broadcast television affiliates generally. In the event that the Station declines or is unable to accept the first call offer for the additional channel of television programming for any reason, then ABC shall be free to distribute that channel in the Station’s community of license by any available means without being limited by the terms of this agreement.

Broadcast Standards & MBPS Usage. Subject to Section V, each Station agrees to transmit on its Primary DTV channel the Primary Digital Feed of all Network programs, including HDTV programs and Program Related Material, in a technical format consistent with display formats specified within the ATSC standard, and, without alteration, modification, insertion or down conversion of the native display rate, to the extent the transmission does not require more bandwidth than is required for 720p transmissions (“Broadcast Standards”), provided, however, that:

(i)  Each Station need not devote more than 2 mbps on its DTV channel as needed for the broadcast of Program Related Material;

(ii)   Each Station (with the exception of KOAT) shall reserve for its own use at all times no less than 5 mbps of digital bandwidth (“Residual Digital Spectrum”);  and

(iii)  Stations may utilize commercially available compression technology to allow them to reduce the number of mbps needed to broadcast the Primary Network Feed and Program Related Material while otherwise maintaining the Broadcast Standards, without degradation in audio or picture quality detectable to viewers utilizing home digital television receivers and while maintaining the functionality of any Program Related Material. Stations will control the use of any additional capacity made available by the compression technology and all bandwidth of each Station not used by the Primary Digital Feed and Program Related Material as provided above shall revert to and be reserved for use by the Station unless some portion of it is needed to maintain HDTV at Broadcast Standards with up to 2 mbps of Program Related Material.

In the case of KOAT, Albuquerque, the Station will devote no more than 13.39 mbps of digital bandwidth to the broadcast of network programming for the duration of an existing transmission agreement between that Station and a third party. Thus, the remaining 6 mbps of KOAT’s digital signal is reserved for KOAT’s commitment under that agreement but will be reduced to 5 mbps upon expiration of the term of the existing agreement on August 12, 2007.

The Network will offer to each Station its standard reimbursement agreement (as attached hereto) for acquisition of reception equipment that is necessary to receive the Primary Network Feed, any additional channel(s) of digital programming that Station may agree to clear  and all elements of Program Related Material and decoding equipment for each such service within the Network’s DTV feed. The Stations may re-encode Network programming utilizing compression technology, permitted within ATSC specifications and FCC rules in effect at the time, and may allocate the bit rates for services carried consistent with ATSC standards so long as the Broadcast Standards and the functionality of Program Related Material as set forth in paragraph 1(a) above are maintained.

In the event that the broadcast of all elements of the Program Related Material and the Primary Digital Feed in accordance with the Broadcast Standards impinges on the 5 mbps local set-aside, then Network will designate which elements of the Program Related Material that Station may delete if necessary to maintain the 5 mbps local set-aside. Stations will cooperate with Network to identify, and discuss with Network in good faith (but with no obligation to reach an agreement) the utilization of, any commercially reasonable alternative means of delivering to viewers any deleted elements of the Program Related Material that otherwise fall within the 2 mbps ceiling. Stations will consider, in good faith, any request by ABC that Program Related Material for a particular program be allowed to occupy more than 2 mbps and that Stations devote more than 14.39 mbps to the broadcast of the Primary Feed with all Program Related Material. To the extent that Station is not utilizing all of its 5 mbps local set-aside, then Station’s consent to this request will not be unreasonably withheld.

Each Station will, within six (6) months following its commencement of broadcasting digital multicast channels, acquire and utilize any commercially reasonable methods (including statistical multiplexing equipment, or other similar equipment  with the same or greater performance characteristics), available now or in the future, that will allow them to broadcast the complete Primary Network Feed, including all elements of Program Related Material (still subject to the 2 mbps ceiling) in a manner consistent with Broadcast Standards while otherwise maintaining the 5 mbps local set-aside.

Residual Digital Spectrum. Each Station agrees not to make any use of its digital spectrum that would interfere with its obligations under this Agreement. For any digital broadcast spectrum that is not needed for full compliance with its obligations as defined above, (i.e. “Residual Digital Spectrum”), Hearst-Arygle agrees to provide reasonable notice to ABC prior to entering into any agreement with a third party for any alternative uses of the Residual Digital Spectrum, if ABC agrees to protect all requested confidentiality. This is not intended to create an option, right of first refusal or right of last negotiation.

Non-Discrimination as to Enhanced and Interactive Television. Subject to the limitations set forth below, Hearst-Argyle shall not disadvantage Network with respect to the 2 mbps limitation applicable to Program Related Material as compared to a broadcast television station which is owned by Hearst-Argyle and which is an affiliate of NBC, CBS, or Fox (each a “Competing Content Provider”). Therefore, if solely as it relates to a DTV channel of a Hearst-Argyle station affiliated with a Competing Content Provider, Hearst Argyle broadcasts any content or materials of a  Competing Content Provider that would constitute Program Related Material hereunder, and such content or materials utilize bandwidth in excess of 2 mbps, then each Station shall make the same opportunity available to Network on non-discriminatory terms, provided that Network agrees to comply with all material terms and conditions applicable to or agreed upon by such Competing Content Provider that are imposed as a directly related condition of the receipt of such rights, provided further that ABC shall not be required to comply with any non-monetary term or condition that renders performance highly impractical or impossible. The provisions of this Section do not require any Station to make available to Network any proprietary interactive technology of a Competing Content Provider. Notwithstanding the foregoing, if (x) upon the entry, renewal or amendment of an affiliation agreement with each of the now current top 3 broadcast television station groups affiliated with Network (inclusive of Hearst-Argyle but exclusive of Network’s owned and operated station group), measured by total television households as then reported by Nielsen Media Research, with an effective date commencing on or after January 1, 2005 or, (y) at any time with respect to Network’s owned and operated broadcast television station group, Network fails to obtain obligations with respect to non-discrimination as to bandwidth limitations on the carriage of content or materials comprising Program Related Materials corresponding to Hearst-Argyle’s foregoing non-discrimination obligations that are at least as favorable to Network, taken as a whole, as the obligations with respect to non-discrimination set forth in this Section (“Network Non-Discrimination Obligations”), then at Hearst-Argyle’s option the Network Non-Discrimination Obligations shall be reduced so as to match the corresponding Network Non-Discrimination Obligations, taken as a whole, it being understood that if Network does not obtain any Network Non-Discrimination Obligations from any one of such top 3 broadcast television station groups or Network’s owned and operated station group then each Station shall similarly have no Network Non-Discrimination Obligations, and it being further understood that the provisions of this sentence shall not apply with respect to an affiliation agreement with any such top 3 broadcast television group or Network’s owned and operated station group to the extent any such affiliation agreement does not place a limit on the pass through of

Program Related Material. The provisions of the Section shall not apply to any extension of an agreement granted by Network to such top 3 broadcast station groups for the purpose of permitting additional time for the completion of negotiations of a new agreement or the renewal o an agreement, provided that no individual extension may exceed one year, but there may be more than one extension.

Cross Promotion

The Cross Promotion provision incorporated into N/AP II will be extended for the full term of the agreement.

Miscellaneous

•                  Current contact language for music license fees (including digital) and indemnification will continue.

•                  Station rates for calculation of tag and cut-in reimbursement in analog and digital programming will be frozen at the new 2005 levels as set forth in Section III.A.

•                  Upon acquisition of another ABC affiliate, you may request, and ABC will agree, that the provisions of this affiliation agreement apply to the acquired station, except for term, preemption baskets, compensation (including ESPN NFL games), NAP III exclusivity provisions, restrictions on mbps usage of Network programs (including program-related material) and out of pattern clearances.

•                  As provided in N/AP III, Stations’ participation in the SoapNet revenue sharing will continue for the term of the new affiliation agreements.

•                  Clearance of World News This Morning inserts will continue as per current practices at KOAT, KOCO, WAPT, KETV and at WMTW as stated in the 5/5/05 letter from ABC Affiliate Relations to that station .

•                  Except as otherwise expressly provided for herein, all provisions of this term sheet apply to both the digital and analog signals of each Station.

Agreed & Accepted:

Hearst-Argyle Television, Inc.		ABC Television Network

By:	/s/ DAVID J. BARRETT	By:	/s/ JOHN L. ROUSE

Title:	PRESIDENT AND CEO	Title:	SVP

Date:	DECEMBER 4, 2005	Date:	12/4/05

Schedule A

Station Compensation Rates/Matrix

[To be provided for each Station by ABC and approved by HTV]

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

Schedule B

ESPN Rates

THIS SCHEDULE HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE SEC FEBRUARY 27, 2006.  WE HAVE FILED THE REDACTED MATERIAL SEPARATELY WITH THE SEC.

Schedule C

Pre-Emption Baskets (half-hours annually)

Boston	30
Boston/Manchester	100
Pittsburgh	30
Kansas City	30
Milwaukee	30
W. Palm Beach	30
Oklahoma City	30
Albuquerque	30
Honolulu	30
Omaha	30
Jackson	30
Ft. Smith	100
Portland	100

Schedule D

NewsOne Station Rate

Station	Weekly Rate

KOAT, Albuquerque	$1,501.75

WCVB, Boston	$4,329.36

KHBS/KHOG, Ft. Smith	$598.69

KITV, Honolulu	$308.68

WAPT, Jackson	$500.60

KMBC, Kansas City	$2,252.63

WMUR, Manchester	$494.43

WISN, Milwaukee	$2,290.69

KOCO, Oklahoma City	$2,100.45

KETV, Omaha	$1,735.98

WTAE, Pittsburgh	$3,340.02

WPBF, West Palm	$1,273.09

WMTW, Portland	$860.92